Monarch Casino & Resort Reports 2012 Third Quarter Results

RENO, NV -- (Marketwire - October 24, 2012) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, and the Riviera Black Hawk Casino ("Black Hawk") in Black Hawk, Colorado, today announced results for the third quarter ended September 30, 2012.

This is the second quarterly earnings announcement to include results from the Company's Black Hawk Casino which was acquired on April 26, 2012 (the "Acquisition Date"). The Company's financial results include the Black Hawk operations only subsequent to the Acquisition Date. Periods prior to that date exclude Black Hawk's operations.

Net Revenue:

                     Three months ended September 30,  Increase/(Decrease)
                    --------------------------------- ---------------------
                          2012             2011               $          %
                    ---------------- ---------------- ---------------- ----
Atlantis            $     36,830,127 $     36,174,386 $        655,741  1.8%
Black Hawk                11,031,584                -       11,031,584  n/a
                    ---------------- ---------------- ---------------- ----
 Total net revenue  $     47,861,711 $     36,174,386 $     11,687,325 32.3%
                    ================ ================ ================ ====

Atlantis net revenue for the 2012 third quarter increased primarily due to higher casino revenue partially offset by higher promotional allowance from increased complimentary food, beverage and other services provided to casino patrons ("Complimentaries").

Black Hawk net revenue of $11.0 million was 6.8% greater than the $10.3 million the property generated during the same quarter of the prior year before it was acquired by Monarch.

Adjusted EBITDA(1):

                  Three months ended September 30,     Increase/(Decrease)
                 ----------------------------------  ----------------------
                       2012              2011                $           %
                 ----------------  ----------------  ----------------  ----
Atlantis         $      9,170,407  $      8,602,316  $        568,091   6.6%
Black Hawk              4,085,155                 -         4,085,155   n/a
                 ----------------  ----------------  ----------------  ----
                       13,255,562         8,602,316         4,653,246  54.1%
Corporate and
 other expense           (934,397)         (818,594)         (115,803) 14.1%
                 ----------------  ----------------  ----------------  ----
  Total Adjusted
   EBITDA        $     12,321,165  $      7,783,722  $      4,537,443  58.3%
                 ================  ================  ================  ====

The Atlantis Adjusted EBITDA for the 2012 third quarter increased due to higher net revenue partially offset by higher casino expense, which higher expense was principally due to increased Complimentaries expense and higher selling, general and administrative expense.

Black Hawk Adjusted EBITDA for the 2012 third quarter of $4.1 million is $1.2 million, or 41.4%, more than the $2.9 million Adjusted EBITDA reported for Black Hawk during the same quarter in 2011 before it was acquired by Monarch.

Operating Expense:
Casino operating expense as a percentage of casino revenue ("Casino Operating Margin") decreased to 37.4% for the third quarter of 2012 from 39.6% for the third quarter of the prior year primarily due to the inclusion of Black Hawk. Black Hawk has a lower Casino Operating Margin than Atlantis. Food and beverage operating expense as a percentage of food and beverage revenue for the 2012 third quarter decreased to 39.3% as compared to 47.2% for the 2011 third quarter primarily due to operational efficiencies combined with menu price increases in response to higher commodity costs. Hotel operating expense as a percentage of hotel revenue for the 2012 third quarter decreased slightly to 23.9% from 24.5% for the 2011 third quarter.

Selling, general and administrative expense ("SG&A Expense") for the 2012 third quarter increased by $2.6 million, $2.2 million of which represents SG&A Expense from the Black Hawk operation for which the third quarter of the prior year reflects no expense. The primary drivers of the remaining $400 thousand of increased Atlantis SG&A Expense are: higher marketing expense and higher use tax expense partially offset by lower utilities and bad debt expense. The higher use tax expense totaled $120 thousand and is the result of a ruling from the Nevada Department of Taxation that complimentary meals are subject to use tax effective February 2012. Following Nevada casino industry practice, the Company did not recognize use tax on complimentary meals in the prior year.

Credit Facility:
During the 2012 third quarter, the Company made net principal payments of $5.9 million against the outstanding credit facility, decreasing the principal amount due thereunder from $88.0 million at June 30, 2012 to $82.1 million at September 30, 2012.

Interest expense for the 2012 third quarter increased to $480 thousand from $160 thousand for the third quarter of 2011 due to higher amounts of debt outstanding under the credit facility in the 2012 third quarter compared to the 2011 third quarter. Advances were drawn under the credit facility in the 2012 second quarter to complete the acquisition of Black Hawk.

John Farahi, Monarch CEO, Comment:
Monarch's CEO and Co-Chairman John Farahi commented: "The integration of the Black Hawk operation has gone very well. The 41.4% increase in Black Hawk's Adjusted EBITDA compared to prior year's same quarter is a reflection of the initial improvements we've made in the short time we've owned the property and such results are a tribute to our team. I'm confident that the recently announced Black Hawk management additions will bring even greater strength to the team."

Mr. Farahi added: "We've begun work that will completely redesign and upgrade our facility in Black Hawk. We intend to complete that work in a manner that minimizes disruption to our guests' experience."

Referring to the Company's Atlantis property, Mr. Farahi added: "We continue to increase our market share despite the ongoing competitive and economic pressures in northern Nevada. We were honored to receive the prestigious AAA Four Diamond Award in August of 2012. Only 4.8 percent of the nearly 31,000 AAA rated lodging properties receive the coveted AAA Four Diamond Award. It is a well-deserved tribute to each Atlantis team member's efforts to consistently exceed our guests' expectations."

About Monarch Casino & Resort, Inc. (NASDAQ: MCRI):
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Riviera Black Hawk casino in Black Hawk, Colorado. Black Hawk is approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972. For more Atlantis Casino Resort Spa information, please visit www.atlantiscasino.com or call 800.723.6500. Also see Atlantis on Facebook, www.facebook.com/AtlantisCasinoResortSpa or on Twitter at @AtlantisCasino.

The Riviera Black Hawk Casino, which opened in 2000, is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 32,000 square feet of casino space, 750 slot machines, 10 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Monarch owns a 1.5 acre land parcel contiguous to the Riviera Black Hawk Casino which is zoned for gaming and can be utilized for future expansion. For more Riviera Black Hawk information, please visit www.rivierablackhawk.com or call 303.582.1000. Also see Riviera Black Hawk on Facebook, www.facebook.com/RivieraCasino or on Twitter at @RivieraCasino.

Forward-Looking Information:
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions, (iii) plans, objectives and expectations regarding Black Hawk, and (iv) integration of the Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

(1) "Adjusted EBITDA" - see the separate Reconciliation of Net Income to Adjusted EBITDA. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

                       Monarch Casino & Resort, Inc.
                Condensed Consolidated Statements of Income
                                (Unaudited)

                         Three Months Ended           Nine Months Ended
                            September 30,               September 30,
                     --------------------------  --------------------------
                         2012          2011          2012          2011
                     ------------  ------------  ------------  ------------
Revenues
 Casino              $ 38,448,040  $ 24,147,082  $ 98,496,155  $ 73,436,721
 Food and beverage     12,666,803    11,071,950    35,362,881    32,097,706
 Hotel                  6,174,337     6,332,818    15,847,957    16,827,480
 Other                  2,306,289     1,997,541     6,688,929     5,827,587
                     ------------  ------------  ------------  ------------
  Gross revenues       59,595,469    43,549,391   156,395,922   128,189,494
Less promotional
 allowances           (11,733,758)   (7,375,005)  (29,687,525)  (21,569,419)
                     ------------  ------------  ------------  ------------
  Net revenues         47,861,711    36,174,386   126,708,397   106,620,075
                     ------------  ------------  ------------  ------------
Operating expenses
 Casino                14,386,595     9,573,416    37,548,779    28,639,455
 Food and beverage      4,973,984     5,228,370    14,658,215    14,820,495
 Hotel                  1,478,601     1,554,277     4,327,991     4,551,768
 Other                    784,576       723,890     2,253,133     2,177,067
 Selling, general and
  administrative       14,269,691    11,671,842    40,367,996    33,853,077
 Depreciation and
  amortization          4,647,002     3,314,598    12,282,291    10,144,999
 Adventure Inn
  demolition                    -     3,519,148             -     3,519,148
 Acquisition expense      454,701       437,400     2,155,522       437,400
                     ------------  ------------  ------------  ------------
  Total operating
   expenses            40,995,150    36,022,941   113,593,927    98,143,409
                     ------------  ------------  ------------  ------------
  Income from
   operations           6,866,561       151,445    13,114,470     8,476,666
                     ------------  ------------  ------------  ------------
Other expenses
 Interest expense        (479,772)     (160,237)   (1,396,632)     (643,505)
                     ------------  ------------  ------------  ------------
  Total other expense    (479,772)     (160,237)   (1,396,632)     (643,505)
                     ------------  ------------  ------------  ------------
  Income (loss)
   before income
   taxes                6,386,789        (8,792)   11,717,838     7,833,161
(Provision) benefit
 for income taxes      (2,249,708)       20,071    (4,146,633)   (2,724,600)
                     ------------  ------------  ------------  ------------
  Net income         $  4,137,081  $     11,279  $  7,571,205  $  5,108,561
                     ============  ============  ============  ============

Earnings per share of
 common stock
 Net income
  Basic              $       0.26  $       0.00  $       0.47  $       0.32
  Diluted            $       0.25  $       0.00  $       0.47  $       0.31

Weighted average
 number of common
 shares and potential
 common shares
 outstanding
  Basic                16,141,492    16,138,158    16,139,582    16,138,158
  Diluted              16,234,158    16,234,443    16,248,588    16,226,844

                       Monarch Casino & Resort, Inc.
                   Condensed Consolidated Balance Sheets

                                                September 30,  December 31,
                                                ------------- -------------
                                                     2012          2011
                                                ------------- -------------
                     ASSETS                      (Unaudited)
Current assets
  Cash and cash equivalents                     $  17,009,507 $  13,582,659
  Receivables, net                                  2,367,304     2,299,847
  Federal income tax receivable                       282,472             -
  Inventories                                       2,139,202     2,165,109
  Prepaid expenses                                  2,805,293     6,198,882
  Deferred income taxes                               554,612       615,912
                                                ------------- -------------
    Total current assets                           25,158,390    24,862,409
                                                ------------- -------------
Property and equipment
  Land                                             27,914,847    19,214,847
  Land improvements                                 6,389,279     6,359,279
  Buildings                                       150,843,298   135,643,298
  Building improvements                            11,564,850    11,575,883
  Furniture and equipment                         130,874,200   117,300,741
  Leasehold improvements                            1,346,965     1,346,965
                                                ------------- -------------
                                                  328,933,439   291,441,013
  Less accumulated depreciation and
   amortization                                  (149,202,728) (138,227,868)
                                                ------------- -------------
    Net property and equipment                    179,730,711   153,213,145
Other assets
    Goodwill                                       26,575,592             -
    Intangible assets, net                         10,893,580             -
    Deferred tax asset                              3,965,414             -
    Other assets, net                               1,295,859     1,524,050
                                                ------------- -------------
  Total other assets                               42,730,445     1,524,050
                                                ------------- -------------
    Total assets                                $ 247,619,546 $ 179,599,604
                                                ============= =============

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                              $   9,108,497 $   8,693,395
  Accrued expenses                                 17,372,276    13,829,540
  Federal income taxes payable                              -       768,640
                                                ------------- -------------
    Total current liabilities                      26,480,773    23,291,575
                                                ------------- -------------
Long-term debt                                     82,100,000    24,680,000
Deferred income taxes                                       -     1,112,049
                                                ------------- -------------
    Total liabilities                             108,580,773    49,083,624
                                                ------------- -------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                           -             -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,141,492 outstanding at September 30, 2012
   and 16,138,158 at December 31, 2011                190,963       190,963
  Additional paid-in capital                       34,044,230    33,178,345
  Treasury stock, 2,954,808 shares at September
   30, 2012 and 2,958,142 at December 31, 2011,
   at cost                                        (48,455,960)  (48,541,663)
  Retained earnings                               153,259,540   145,688,335
                                                ------------- -------------
    Total stockholders' equity                    139,038,773   130,515,980
                                                ------------- -------------
    Total liability and stockholder's equity    $ 247,619,546 $ 179,599,604
                                                ============= =============

                       Monarch Casino & Resort, Inc.
            Reconciliation of Adjusted EBITDA (1) to Net Income
                                (Unaudited)

  The following table sets forth a reconciliation of Adjusted EBITDA(1), a non-GAAP financial measure, to net income, a GAAP financial measure.

                            Three months ended        Nine months ended
                              September 30,             September 30,
                        ------------------------- -------------------------
                            2012         2011         2012         2011
                        ------------ ------------ ------------ ------------
Adjusted EBITDA (1)
  Atlantis              $  9,170,407 $  8,602,316 $ 25,177,650 $ 27,217,220
  Black Hawk (a)           4,085,155            -    6,631,341            -
                        ------------ ------------ ------------ ------------
                          13,255,562    8,602,316   31,808,991   27,217,220
  Corporate and other
   expense                  (934,397)    (818,594)  (3,318,457)  (3,400,035)
                        ------------ ------------ ------------ ------------
   Total Adjusted EBITDA$ 12,321,165 $  7,783,722 $ 28,490,534 $ 23,817,185

Expenses:
  Stock based
   compensation             (352,901)    (361,131)    (938,252)  (1,238,972)
  Depreciation and
   amortization           (4,647,002)  (3,314,598) (12,282,291) (10,144,999)
  Acquisition expense       (454,701)    (437,400)  (2,155,521)    (437,400)
  Adventure Inn
   demolition                      -   (3,519,148)           -   (3,519,148)
  Interest expense          (479,772)    (160,237)  (1,396,632)    (643,505)
  (Provision) benefit
   for income taxes       (2,249,708)      20,071   (4,146,633)  (2,724,600)
                        ------------ ------------ ------------ ------------
   Net income           $  4,137,081 $     11,279 $  7,571,205 $  5,108,561
                        ============ ============ ============ ============

(a) We acquired Riviera Black Hawk Casino on April 26, 2012.

(1) "Adjusted EBITDA" consists of net income plus provision for income taxes, stock based compensation expense, other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

For additional information visit Monarch's website at MonarchCasino.com

Contacts:
Ron Rowan
CFO of Monarch
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO of Monarch
(775) 825-4700
JFarahi@MonarchCasino.com